EXHIBIT 10.41

DIGITALGLOBE
DEFERRED COMPENSATION PLAN

DigitalGlobe, Inc., (the “Company”), hereby adopts the DigitalGlobe Deferred Compensation Plan effective October 1, 2013 (the “Effective Date”).

ARTICLE I
DEFINITIONS

For purposes of the Plan, the following words and phrases shall have the meanings set forth below, unless their context clearly requires a different meaning:

“Account” means the bookkeeping account maintained by the Committee on behalf of each Participant pursuant to this Plan.  The sum of each Participant’s Sub-Accounts, in the aggregate, shall constitute his Account.  The Account and each and every Sub-Account shall be a bookkeeping entry only and shall be used solely as a device to measure and determine the amounts, if any, to be paid to a Participant or his Beneficiary under the Plan.

“Affiliated Group” means (i) the Company, and (ii) all entities with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, provided that in applying Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in that regulation.   Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Section 409A of the Code.

“Base Salary” means the annual base rate of cash compensation payable by the Affiliated Group to an Eligible Employee during a calendar year, excluding Incentive Compensation, bonuses, commissions, severance payments, Company Contributions, qualified plan contributions or benefits, expense reimbursements, fringe benefits and all other payments for services, and prior to reduction for any deferrals under this Plan or any other plan of the Affiliated Groups under Sections 125 or 401(k) of the Code.   For purposes of this Plan, Base Salary payable after the last day of a calendar year solely for services performed during the final payroll period described in Section 3401(b) of the Code containing December 31 of such year shall be treated as earned during the subsequent calendar year.

“Beneficiary” or “Beneficiaries” means the person or persons, including one or more trusts, designated by a Participant in accordance with the Plan to receive payment of the remaining balance of the Participant’s Account in the event of the death of the Participant prior to the Participant’s receipt of the entire vested amount credited to his Account.

“Beneficiary Designation Form” means the form established from time to time by the Committee (in a paper or electronic format) that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

“Board” means the Board of Directors of the Company.

“Change in Control” means the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company as defined under Section 409A of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commencement Date” has the meaning given to such term in Section 2.3.

“Committee” means the committee appointed to administer the Plan.  Unless and until otherwise specified, the Committee under the Plan shall be the Company’s Deferred Compensation Plan Committee, or its designee.

“Company” means DigitalGlobe, Inc. and its successors, including, without limitation, the surviving corporation resulting from any merger or consolidation of DigitalGlobe, Inc. with any other corporation, limited liability company, joint venture, partnership or other entity or entities.

“Company Contribution” means the contribution credits described in Section 4.1.

“Deferral Election” means the Participant’s election on a form approved by the Committee to defer a portion of his Base Salary, Incentive Compensation and/or Director Fees in accordance with the provisions of Article III and Article IV.

“Director” means any individual who is a member of the Board and who is not an employee of the Company or its Affiliated Group.

“Director Fees” means the annual retainer for Board and committee service, special assignment fees, meeting fees, committee chair or presiding director fees, and other amounts payable in either cash or vested shares to a Participant for service to the Company as a Director.

“Eligible Employee” has the meaning given to such term in Section 2.1.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Incentive Compensation” means cash payable pursuant to a bonus, an incentive compensation or retention plan, including but not limited to an annual or long-term incentive compensation plan, or equity awards granted under an equity compensation plan, in each case whether such plan is now in effect or hereafter established by the Affiliated Group, which the Committee may designate from time to time; provided that Incentive Compensation shall not include any stock option.

“Newly Eligible Participant” means any Eligible Employee or Director who (i) as of his Commencement Date, is not eligible to participate in an “aggregated plan”, and (ii) if he previously participated in the Plan or an “aggregated plan”, has either (A) received payments of all amounts previously deferred under the Plan and any “aggregated plan” as of the Commencement Date, and on or before the last payment was not eligible to continue participation in the Plan or any “aggregated plan” for periods after the last payment, or (B) regardless of whether he has received full payment of all amounts deferred under the Plan or an “aggregated plan”, ceased to be eligible to participate in the Plan and any “aggregated plan” (other than the accrual of earnings) for a period of at least 24 consecutive months prior to his new Commencement Date.  For purposes of this definition, an “aggregated plan” is any plan that is required to be aggregated with the Plan under Section 409A of the Code.

“Participant” means any Eligible Employee or Director who (i) at any time elected to defer the receipt of Base Salary, Incentive Compensation and/or Director Fees in accordance with the Plan or received a credit to his Company Contribution Sub-Account pursuant to Section 4.1 hereof, and (ii) in conjunction with his Beneficiary, has not received a complete payment of the vested amount credited to his Account.

“Payment Election” means the Participant’s election on a form approved by the Committee that sets forth the form of payment of the Participant’s applicable Sub-Accounts as provided in Section 3.4.

“Performance-Based Compensation” means that portion of a Participant’s Incentive Compensation the amount of which, or the entitlement to which, is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a Performance Period of at least twelve (12) consecutive months, and which satisfies the requirements for “performance-based compensation” under Section 409A of the Code, including the requirement that the performance criteria be established in writing by not later than (i) ninety (90) days after the commencement of the period of service to which the criteria relates and (ii) the date the outcome ceases to be substantially uncertain.  Where a portion of an amount of Incentive Compensation would qualify as Performance-Based Compensation if the portion were the sole amount available under a designated incentive plan, that portion of the award will not fail to qualify as Performance-Based Compensation if that portion is designated separately by the Committee on the Deferral Election or is otherwise separately identifiable under the terms of the designated incentive plan, and the amount of each portion is determined independently of the other.

“Performance Period” means, with respect to Incentive Compensation, the period of time during which such Incentive Compensation is earned.

“Plan” means this deferred compensation plan, which shall be known as the DigitalGlobe Deferred Compensation Plan.

“Separation from Service” means a termination of employment or service with the Affiliated Group in such a manner as to constitute a “separation from service” as defined under Section 409A of the Code.  For this purpose, the employment relationship is treated as continuing intact while a Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the individual retains a right to reemployment with the Affiliated Group under an applicable statute or by contract.  For purposes of this definition, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Affiliated Group.  If the period of leave exceeds six (6) months and the

Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.  Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.  Upon a sale or other disposition of the assets of the Company or any member of the Affiliated Group to an unrelated purchaser, the Committee reserves the right, to the extent permitted by Section 409A of the Code, to determine whether Participants providing services to the purchaser after and in connection with the purchase transaction have experienced a Separation from Service.

“Sub-Account” means each bookkeeping Retirement Sub-Account, Scheduled Payment Sub-Account and/or Company Contribution Sub-Account maintained by the Committee on behalf of each Participant pursuant to the Plan.

“Subsequent Payment Election” has the meaning given to such term in Section 6.1(c).

“Unforeseeable Emergency” means an “unforeseeable emergency” as defined under  Section 409A of the Code.

ARTICLE II
ELIGIBILITY; SUB-ACCOUNTS

2.1.                            Selection by Committee.  Participation in the Plan is limited to (a) those employees of the Affiliated Group who are (i) expressly selected by the Committee, in its sole discretion, to participate in the Plan, and (ii) a member of a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA (the “Eligible Employees”), and (b) Directors.  In lieu of expressly selecting Eligible Employees for Plan participation, the Committee or its designee may establish eligibility criteria (consistent with the requirements of clause (ii) of this Section) providing for participation of all Eligible Employees who satisfy such criteria.  The Committee or its designee may at any time, in its sole discretion, change the eligibility criteria for Eligible Employees, or determine that one or more Participants will cease to be an Eligible Employee; provided that such a determination shall not affect deferrals pursuant to any deferral election theretofore made under the Plan and as to which the deadline to make or change such election has passed.

2.2.                            Enrollment Requirements.  As a condition to participation, each selected Eligible Employee and each Director shall complete a Deferral Election, Payment Election and Beneficiary Designation Form no later than the date or dates specified by the Committee in accordance with Article III hereof.  In addition, the Committee may establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary or appropriate.

2.3.                            Commencement Date.

(a)                                 Each Eligible Employee and each Director shall commence participation on the date designated by the Committee (the “Commencement Date”).  With respect to each individual who is a Director as of the Effective Date of this Plan, his/her Commencement Date shall be October 1, 2013.  With respect to each individual who is an Eligible Employee as of the Effective Date of this Plan, his/her Commencement Date shall be January 1, 2014.

(b)                                 If an Eligible Employee or Director has not satisfied the applicable enrollment requirements of Section 2.2 within thirty (30) days of his Commencement Date (or such earlier date as specified by the Committee), such individual’s Commencement Date shall instead be the first day of the calendar year next following the date that he or she satisfies such enrollment requirements.  An Eligible Employee and Director shall have no right to defer Base Salary, Director Fees, Incentive Compensation or Company Contributions under the Plan with respect to periods of service prior to his Commencement Date (and any such deferral election shall not apply to any compensation for services performed prior to the date such election is filed with the Company as provided in Article III).

2.4.                            Sub-Accounts.

(a)                                 Establishment.  The Committee shall establish and maintain separate Retirement Sub-Accounts, and, if applicable, one or more Scheduled Payment Sub-Accounts for each Participant.  The Committee, in its sole discretion, shall specify the maximum number of permitted Scheduled Payment Sub-Accounts for each Participant.   Amounts credited to a Retirement Sub-Account and any Scheduled Payment Sub-Account(s) shall commence to be paid as provided in Section 3.4 and Article VI below.

(b)                                 Adjustments.

(i)                                     A Participant’s Retirement Sub-Account and Schedule Payment Sub-Account shall be credited with deferrals of Base Salary, Incentive Compensation or Director Fees, if any, in accordance with Article III hereof.  Base Salary, Incentive Compensation or Director Fees that a Participant elects to defer shall be treated as if it were set aside in the Retirement Sub-Account or, if applicable, one or more Scheduled Payment Sub-Accounts on the date the Base Salary, Incentive Compensation or Director Fees would otherwise have been paid to the Participant; except that any part of any equity award or grant deferred by a Participant under the Plan shall be credited to the Account of the Participant as of the date on which such part of the award or grant would otherwise (but for the deferral election) have been paid to the Participant.

(ii)                                  A Participant’s Retirement Sub-Account and Scheduled Payment Sub-Account(s) shall be credited with Company Contributions, if any, in accordance with Article IV hereof and shall be subject to the payment provisions of the Plan applicable to such Sub-Account.

(iii)                               A Participant’s Sub-Accounts shall be credited with gains, losses and earnings as provided in Article V hereof and shall be debited for any payments made to the Participant as provided in Article VI hereof.

2.5.                            Termination.

(a)                                 Deferrals.  An individual’s right to defer Base Salary, Incentive Compensation or Director Fees shall cease with respect to the calendar year (or the Performance Period, as the case may be) following the calendar year (or the Performance Period, as the case may be) in which he ceases to be an Eligible Employee or Director, although such individual shall continue to be subject to all of the terms and conditions of the Plan for as long as he remains a Participant.

(b)                                 Company Contributions.  An individual’s right to receive credits of Company Contributions shall cease on the date determined by the Committee in its sole discretion.

2.6.                                  Share and Equity Award Deferrals.  Notwithstanding any provision to the contrary, deferrals of equity awards and Director Fees otherwise payable in the form of shares shall be credited to Participants’ Accounts under the Plan in form of stock units and will be paid in shares of the Company’s common stock pursuant to the terms of the award agreement that evidences such equity award or (in the absence of such an award agreement) the plan or program under which such shares are awarded, as applicable.  Such units will be credited with dividend equivalents if provided in, in accordance with, and subject to the terms and conditions of, the applicable award agreement or (in the absence of such an award agreement) the plan or program under which such shares are awarded, as applicable, and shall not be subject to Participant investment direction elections under Article V.

ARTICLE III

DEFERRAL ELECTIONS

3.1                               New Participants.

(a)                                 Application.  This Section 3.1 applies to each Eligible Employee or Director who is a Newly Eligible Participant in the portion of the Plan relating to the right to defer Base Salary, Incentive Compensation or Director Fees and whose Commencement Date occurs after the first day of a calendar year but prior to December 1 of such calendar year (or such earlier or later date as specified by the Committee from time to time).

(b)                                 Deferral Election.  An Eligible Employee described in Section 3.1(a) may elect to defer his Base Salary earned during such calendar year or his Incentive Compensation earned during a Performance Period that commences in such calendar year, and a Director described in Section 3.1(a) may elect to defer his Director Fees earned during such calendar year, as the case may be, by filing a Deferral Election with the Committee in accordance with the following rules:

(i)                                     Timing; Irrevocability.  The Deferral Election must be filed with the Committee by the thirtieth (30th) day following the Participant’s Commencement Date (and shall be irrevocable on the later of the Commencement Date or the date the election is filed with the Committee or on such other date as specified by the Committee on the Deferral Election).

(ii)                                  Base Salary.  The Deferral Election shall only apply to Base Salary earned during such calendar year beginning with the first payroll period that begins immediately after the date that the Deferral Election becomes irrevocable in accordance with Section 3.1(b)(i) hereof.

(iii)                               Incentive Compensation.  Where a Deferral Election is made in the first year of eligibility but after the commencement of a Performance Period, then, except as otherwise provided in Section 3.2 below, the Deferral Election shall only apply to that portion of Incentive Compensation earned for such Performance Period equal to the total amount of the Incentive Compensation earned during such Performance Period multiplied by a fraction, the numerator of which is the number of days beginning on the day immediately after the date that the Deferral Election becomes irrevocable in accordance with Section 3.1(b)(i) and ending on the last day of the Performance Period, and the denominator of which is the total number of days in the Performance Period.

(iv)                              Director Fees. The Deferral Election shall only apply to Director Fees earned after the date that the Deferral Election becomes irrevocable in accordance with Section 3.1(b)(i).  A Deferred Election may, unless otherwise provided by the Committee, be made separately for Director Fees to be paid in cash and Director Fees to be paid in Company stock.

3.2                               Annual Deferral Elections.  Unless Section 3.1 applies, each Eligible Employee may elect to defer Base Salary for a calendar year or his Incentive Compensation for a Performance Period, and each Director may elect to defer Director Fees for a calendar year, as the case may be, by filing a Deferral Election with the Committee in accordance with the following rules:

(a)                                 Base Salary. The Deferral Election with respect to Base Salary must be filed with the Committee by, and shall become irrevocable as of, December 31 (or such earlier date as specified by the Committee on the Deferral Election) of the calendar year next preceding the calendar year for which such Base Salary would otherwise be earned.

(b)                                 Incentive Compensation.  The Deferral Election with respect to Incentive Compensation must be filed with the Committee by, and shall become irrevocable as of, December 31 (or such earlier date as specified by the Committee on the Deferral Election) of the calendar year next preceding the first day of the Performance Period for which such Incentive Compensation would otherwise be earned; provided, however, that if the Incentive Compensation is “fiscal year compensation” as defined under Section 409A of the Code, such Deferral Election must be filed with the Committee by, and shall become irrevocable as of, the close of the Company’s fiscal year (or such earlier date as specified by the Committee on the Deferral Election) next preceding the first day of the Performance Period for which such Inventive Compensation would otherwise be earned.

(c)                                  Performance-Based Compensation.

(i)                                     Notwithstanding anything contained in this 3.2 to the contrary, and only to the extent permitted by the Committee in its sole discretion, the Deferral Election with respect to Incentive Compensation that constitutes Performance-Based Compensation may be filed with the Committee at any time prior to, and shall become irrevocable as of, the date that is 6 months before the end of the applicable Performance Period (or such earlier date as specified by the Committee on the Deferral Election), provided that in no event may such Deferral Election be made after such Incentive Compensation has become “readily ascertainable” within the meaning of Section 409A of the Code.

(ii)                                  In order to make a Deferral Election under this Section 3.2(c), the Participant must perform services continuously from the later of the beginning of the Performance Period or the date the performance criteria are established through the date a Deferral Election becomes irrevocable under this Section 3.2(c).

(iii)                               A Deferral Election made under this Section 3.2(c) shall not apply to any portion of the Performance-Based Compensation that is actually earned by a Participant regardless of satisfaction of the performance criteria.

(iv)                              To the extent permitted by the Committee, an Eligible Employee described in Section 3.1(a) hereof shall be permitted to make a Deferral Election with respect to Performance-Based Compensation in accordance with this Section 3.2(c) provided that the Eligible Employee satisfies all of the other requirements of this Section.

(d)                                 Director Fees.    The Deferral Election with respect to Director Fees must be filed with the Committee by, and shall become irrevocable as of, December 31 (or such earlier date as specified by the Committee on the Deferral Election) of the calendar year next preceding the calendar year for which such Director Fees would otherwise be earned.  A Deferred Election may, unless otherwise provided by the Committee, be made separately for Director Fees to be paid in cash and Director Fees to be paid in Company stock.

(e)                                  Compensation Subject to Vesting.   With respect to Incentive Compensation that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least twelve (12) months from the date that the Participant obtains a “legally binding right” to such compensation (within the meaning of Section 409A of the Code), the Deferral Election must be filed with the Committee by, and shall become irrevocable as of, the thirtieth (30th) day following the date that the Participant obtains the legally binding right to such compensation, provided that the election is made at least twelve (12) months in advance of the earliest date at which the forfeiture condition could lapse.   For this purpose, a condition will not be treated as failing to require the Participant to continue to provide services for a period of at least 12 months merely because the condition immediately lapses upon the death or disability (as defined in Section 409A) of the Participant, or upon a Change in Control, provided that if death, disability, or Change in Control occurs and the condition lapses before the end of such 12-month period, the Deferral Election made under this Section 3.2(e) shall not apply to such compensation.  To the extent permitted by the Committee, an Eligible Employee described in Section 3.1(a) hereof shall be permitted to make a Deferral Election in accordance with this Section 3.2(e).

3.3                               Amount Deferred.  A Participant shall designate on the Deferral Election the portion of his Base Salary, Incentive Compensation or, if applicable, Director Fees that is to be deferred in accordance with this Article III.  Unless otherwise determined by the Committee prior to the applicable deferral deadline, a Participant may defer (in 1% increments) up to 90% of his Base Salary for any calendar year, up to 100% of his Director Fees for any calendar year, and up to 100% of his Incentive Compensation for any Performance Period.

3.4                               Elections as to Time and Form of Payment.

(a)                                 Time of Payment.

(i)                                     Allocation to Sub-Accounts.  Each Eligible Employee’s Deferral Election shall contain the Participant’s allocation of deferrals of Base Salary and Incentive Compensation among a Retirement Sub-Account and/or one or more Scheduled Payment Sub-Accounts and, with respect to any amounts allocated to a Scheduled Payment Sub-Account, such election shall further specify the year in which payment will commence to be paid from such Sub-Account(s), which year must be at least two years after the year to which such Deferral Election is applicable.

Each Director’s Deferral Election shall contain the Director’s allocation of deferrals of Director Fees among one or more Scheduled Payment Sub-Accounts and shall specify the year in which payment will commence to be paid from such Sub-Account(s), which year must be at least two years after the year to which such Deferral Election is applicable.  For purposes of clarity, a Director may not allocate deferrals of Director Fees to a Retirement Sub-Account.

(ii)                                  Default.  To the extent that a Participant does not designate the Sub-Account to which deferrals of Base Salary, Incentive Compensation or Director Fees shall be credited on a Deferral Election as provided in this Section 3.4(a) (or such designation does not comply with the terms of the Plan), such deferrals shall be credited to the Participant’s Retirement Sub-Account.  Any attempt to allocate deferrals of Base Salary or Incentive Compensation to a Scheduled Payment Sub-Account(s) with a payment date that is less than two years after the year in which the Deferral Election becomes irrevocable shall be void, and such amounts shall instead be credited to the Participant’s Retirement Sub-Account.

(b)                                 Form of Payment.  The Deferral Election of Base Salary, Incentive Compensation and/or Director Fees shall also contain the Participant’s elections regarding form of payment of the amounts credited to his Retirement Sub-Account and Scheduled Payment Sub-Account(s) for the year as follows:

(i)                                     Retirement Sub-Account.  A Participant may elect on a Deferral Election that allocates Base Salary, Incentive Compensation and/or Director Fees to a Retirement Sub-Account to receive such Retirement Sub-Account in a single lump-sum or in a number of substantially equal annual installments over a specified period not exceeding ten years.  The form of payment designated on that Deferral Election will apply to all amounts credited to the Retirement Sub-Account under the Plan for the year in which the Deferral Election is applicable.  A Participant may change the form of payment for each separate Retirement Sub-Account in accordance with Section 6.1(c).

(ii)                                  Scheduled Payment Sub-Account.  A Participant may elect on a Deferral Election that allocates Base Salary, Incentive Compensation or Director Fees to a Scheduled Payment Sub-Account(s) to receive the Scheduled Payment Sub-Account(s) in a single lump-sum or in a number of substantially equal annual installments over a specified period not exceeding ten years.  The form of payment designated on that Deferral Election will apply to all amounts credited to that Scheduled Payment Sub-Account(s) under the Plan for the year in which the Deferral Election is applicable.  A Participant may change the form of payment for each separate Scheduled Payment Sub-Account(s) in accordance with Section 6.1(c).

(c)                                  Default.  To the extent that a Participant does not designate the form of payment on a Deferral Election as provided in this Section 3.4(b) (or such designation does not comply with the terms of the Plan) for a Sub-Account, that Sub-Account shall be paid in a single lump-sum.

3.5                               Duration and Cancellation of Deferral Elections.

(a)                                 Duration.  Once irrevocable, a Deferral Election shall only be effective for the calendar year or Performance Period with respect to which such election was timely filed with the Committee.  Notwithstanding the preceding sentence, the Committee may provide, in its sole discretion, that any Deferral Elections shall apply from calendar year to calendar year, or Performance Period to Performance Period, until the Participant’s participation in the Plan terminates or the Participant files a new Deferral Election in accordance with the terms of Section 3.2.  Such “evergreen” Deferral Elections will become effective with respect to an item of Base Salary, Incentive Compensation or Director Fees for a particular year (or Performance Period) on the date such election becomes irrevocable under Section 3.2 for that year (or period).  Except as provided in Section 3.5(b) hereof, a Deferral Election, once irrevocable, cannot be cancelled or modified during a calendar year or Performance Period.  The Committee may determine whether the Deferral Elections may apply from year-to-year until cancelled by the Participant, provided the Committee notifies the Participant in writing that the Deferral Election shall apply until cancelled.

(b)                                 Cancellation.

(i)                                     The Committee may, in its sole discretion, cancel a Participant’s Deferral Election where such cancellation occurs by the later of the end of the Participant’s taxable year or the 15th day of the third month following the date the Participant incurs a “disability.”  For purposes of this Section 3.5(b)(i), a disability refers to any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.

(ii)                                  The Committee may, in its sole discretion, cancel a Participant’s Deferral Election due to an Unforeseeable Emergency or a hardship distribution pursuant to Treasury Regulation Section 1.401(k)-1(d)(3).

(iii)                               If a Participant’s Deferral Election is cancelled with respect to a particular calendar year or Performance Period in accordance with this Section 3.5(b), he may make a new Deferral Election for a subsequent calendar year or Performance Period only in accordance with Section 3.2.

3.6                               Vested Interest in Deferrals.  Each Participant shall at all times have a fully vested and non-forfeitable interest in his Account balance attributable to deferrals of Base Salary, Incentive Compensation and/or Director Fees; provided that deferrals of Incentive Compensation remain subject to any vesting conditions applicable to the particular award.

ARTICLE IV
COMPANY CONTRIBUTIONS

4.1.                            Company Contributions.  At the conclusion of each calendar year, the Committee may determine, in its sole and complete discretion, to credit additional amounts to one or more Participants’ Company Contributions Sub-Accounts under this Plan.  Any amounts credited under this Section 4.1 need not be made to all Participants’ Accounts, and such additional amounts as are credited, if any, need not be credited in equal amounts or percentages.  The Committee shall have sole and complete discretion in determining the basis for the crediting of additional amounts under this Section 4.1, including, without limitation, the authority to award such amounts on an individual or group basis, as a matching contribution with respect to all or a portion of a Participant’s deferrals under the Plan, or otherwise.  Any amount credited pursuant to this Section 4.1 with respect to a particular year shall be credited to the Participant’s Company Contributions Sub-Account(s) as soon as administratively practicable following such year.  Nothing contained in this Section 4.1 shall be deemed to impose or constitute any obligation on the Committee, the Company or any of its subsidiaries to make any credit hereunder.

4.2.                            Payment Elections.  A Participant’s elections regarding allocation to the Retirement Sub-Account and/or one or more Scheduled Payment Sub-Accounts and the form of payment applicable to such Sub-Account made on the Deferral Election filed by a Participant with respect to a calendar year in accordance with the provisions of Article III, shall apply with respect to Company Contributions for such calendar year.

4.3.                            Vesting.  Each Participant shall at all times have a fully vested and non-forfeitable interest in his Company Matching Contributions Sub-Account(s); provided that the Committee may establish vesting conditions with respect to any particular credit to be made to a Participant’s Company Contributions Sub-Account(s).  Except as otherwise determined by the Company at the time a Nonelective Contribution is made to the Plan on behalf of a Participant, Company Nonelective Contributions shall be fully vested and non-forfeitable.

ARTICLE V
CREDITING OF GAINS, LOSSES AND EARNINGS TO ACCOUNTS

5.1.                                  Crediting of Gains, Losses and Earnings.  To the extent provided by the Committee, each Participant’s Account (other than the portion of such Account attributable to deferrals of equity awards) will be credited with gains, losses and earnings based on investment directions made by the Participant in accordance with investment deferral crediting options and procedures established from time to time by the Committee.  The Committee specifically retains the right in its sole discretion to change the investment deferral crediting options and procedures from time to time.  Notwithstanding the foregoing, any amounts credited to a Participant’s Account attributable to equity awards or grants deferred by a Participant under the Plan shall be subject to Section 2.6.

5.2.                            Limitation of Rights with Respect to Investments.  By electing to defer any amount under the Plan (or by receiving or accepting any benefit under the Plan), each Participant acknowledges and agrees that the Affiliated Group is not and shall not be required to make any investment in connection with the Plan, nor is it required to follow the Participant’s investment directions in any actual investment it may make or acquire in connection with the Plan or in determining the amount of any actual or contingent liability or obligation of the Company or any other member of the Affiliated Group thereunder or relating thereto.  Any amounts credited to a Participant’s Account with respect to which a Participant does not provide investment direction shall be credited with gains, losses and earnings as if such amounts were invested in an investment option to be selected by the Committee in its sole discretion (which, in the absence of a selection by the Committee, shall be the money market fund investment option or the investment option that most closely resembles a money market fund).

ARTICLE VI
PAYMENTS

6.1.                            Date of Payment of Sub-Accounts.  Except as otherwise provided in this Article VI, a Participant’s Sub-Accounts shall commence to be paid as follows:

(a)                                 Retirement Sub-Account.  The vested amounts credited to a Participant’s Retirement Sub-Account (including any Company Contribution Sub-Account related thereto) shall commence to be paid in the first day of the calendar month that is six months after the month following the Participant’s Separation from Service.  The amounts credited to the Retirement Sub-Account shall be paid in the form of payment selected by the Participant in accordance with Section 3.4(b); provided however that if the Participant’s Separation from Service occurs prior to the date he has both attained age 60 and completed 5 full years of service with the Affiliated Group, the Participant’s Retirement Sub-Account shall be paid in the form of a single lump sum.

(b)                                 Scheduled Payment Sub-Account.

(i)                                     The vested amounts credited to a Participant’s Scheduled Payment Sub-Account(s) (including any Company Contributions Sub-Account(s) related thereto) shall commence to be paid in January of the year specified by the Participant for such Sub-Account in accordance with Section 3.4(a)(i).  Each Scheduled Payment Sub-Account(s) shall be paid in the form of payment selected by the Participant with respect to that Scheduled Payment Sub-Accounts in accordance with Section 3.4(b)(ii).

(ii)                                  If a Participant’s Separation from Service occurs after payment of his Scheduled Payment Sub-Account(s) has commenced, the remaining balance of his Scheduled Payment Sub-Account will continue to be paid to him in accordance with the payment schedule that has already commenced.  Except in the case of a Participant who is a Director, if a Participant’s Separation from Service occurs prior to the commencement of one or more Scheduled Payment Sub-Accounts, then amounts credited to such Scheduled Payment Sub-Accounts shall immediately be transferred to the Participant’s Retirement Sub-Account and payment of the transferred amounts shall thereafter be governed by the terms and conditions applicable to the Retirement Sub-Account.

(c)                                  Subsequent Payment Elections.  A Participant may elect on a form provided by the Committee to change the time and or form of payment with respect to one or more of his Sub-Accounts (a “Subsequent Payment Election”).  The Subsequent Payment Election shall become irrevocable upon acceptance by the Committee and shall be made in accordance with the following rules:

(i)                                     In General.  The Subsequent Payment Election may not take effect until at least twelve (12) months after the date on which it is accepted by the Committee. The Subsequent Payment Election most recently accepted by the Committee with respect to a Sub-Account and that satisfies the requirements of this Section 6.1(c) shall govern the payout of that Sub-Account notwithstanding anything contained in Section 6.1(a) or (b) to the contrary.

(ii)                                  Retirement Sub-Account.  A Participant may make a one-time election to change the form of payment of each Retirement Sub-Account to a form otherwise permitted under the Plan.  Except in the event of the death or Unforeseeable Emergency of the Participant, the payment of such Sub-Account may be made (or may commence) no earlier than the fifth (5th) anniversary of the first day of the calendar year that the Sub-Account would otherwise have been paid under the Plan if such Subsequent Payment Election had not been made (or, in the case of installment payments, which are treated as a single payment for purposes of this Section 6.1, the new payment date (or payment commencement date) may be no earlier than the fifth (5th) anniversary of the first day of the calendar year that the first installment payment would have been paid if such Subsequent Payment Election had not been made).

(iii)                               Scheduled Payment Sub-Account.  A Participant may make one or more elections to delay the payment date or change the form of payment of one or more Scheduled Payment Sub-Account(s) to a payment date or form permitted for Scheduled Payment Sub-Accounts under the Plan.  Such Subsequent Payment Election must be filed with the Committee at least twelve (12) months prior to the first day of the calendar year that the Sub-Account would otherwise have been paid under the Plan (or, in the case of installment payments, at least twelve (12) months from the first day of the calendar year that the first installment payment was scheduled to be made).  On such Subsequent Payment Election, the Participant must delay the payment date for a period of at least five (5) years after the first day of the calendar year that the Sub-Account would otherwise have been paid under the Plan (or, in the case of installment payments, at least five (5) years from the first day of the calendar year that the first installment payment was scheduled to be made).

(iv)                              Acceleration Prohibited.  The Committee shall disregard any Subsequent Payment Election by a Participant to the extent such election would result in an acceleration of the time or schedule of any payment or amount scheduled to be paid under the Plan within the meaning of Section 409A of the Code.

(d)                                 Calculation of Installment Payments.  In the event that a Sub-Account is paid in installments: (i) the first installment shall commence on the date specified in Section 6.1 (subject to Section 6.2), and each subsequent installment shall be paid each anniversary of the date specified in Section 6.1 until the Sub-Account has been fully paid; (ii) the amount of each installment shall equal the quotient obtained by dividing the current value of the Participant’s vested Sub-Account balance by the number of installment payments remaining to be paid at the time of the calculation; and (iii) the amount of such Sub-Account remaining unpaid shall continue to be credited with gains, losses and earnings as provided in Article V.  By way of example, if the Participant elects to receive payments of a Sub-Account in equal annual installments over a period of ten (10) years, the first payment shall equal 1/10 of the vested Sub-Account balance, calculated as described in this Section 6.1(d).  The following year, the payment shall be 1/9 of the vested Sub-Account balance, calculated as described in this Section 6.1(d).

6.2.                            Mandatory Six-Month Delay.  Except as otherwise provided under the Plan and permitted by Section 409A of the Code, in no event may payments from a Participant’s Retirement Sub-Account commence prior to the earlier of (i) the date which is six (6) months after the Participant’s Separation from Service for any reason other than death, or (ii) the date of the Participant’s death.  Any amounts otherwise payable to the Participant during the six (6) month period following the Participant’s Separation from Service that are not so paid by reason of this Section 6.2 shall continue to be credited with earnings, gains and losses as provided in Section 5.1 during such period and shall be paid as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Participant’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Participant’s death).

6.3.                            Death of Participant.

(a)                                 Each Participant may file a Beneficiary Designation Form with the Committee at the time the Participant files an initial Deferral Election (or such other date as specified by the Committee and the Beneficiary Designation Form).  A Participant’s Beneficiary Designation Form may be changed at any time prior to his death by the execution and delivery of a new Beneficiary Designation Form. The Beneficiary Designation Form on file with the Committee that bears the latest date at the time of the Participant’s death shall govern.  If a Participant fails to properly designate a Beneficiary in accordance with this Section 6.3(a), then his Beneficiary shall be his estate.

(b)                                 In the event of the Participant’s death, the remaining amount of the Participant’s vested Sub-Accounts shall be paid to the Beneficiary or Beneficiaries designated on a Beneficiary Designation Form, in accordance with the following rules: (i) if a Participant dies after payment of a Sub-Account has commenced, the remaining balance of such Sub-Account will continue to be paid to his Beneficiary or Beneficiaries in a single lump sum within 90 days of the Participant’s death; and (ii) if a Participant dies before payments from a Sub-Account have commenced, such Sub-Account will be paid to his Beneficiary or Beneficiaries in a single lump-sum within 90 days of the Participant’s death.

6.4.                            Withdrawal Due to Unforeseeable Emergency.  A Participant shall have the right to request, on a form provided by the Committee, an accelerated payment of all or a portion of his Account in a lump sum if he experiences an Unforeseeable Emergency.  The Committee shall have the sole discretion to determine, in accordance with the standards under Section 409A of the Code, whether to grant such a request and the amount to be paid pursuant to such request.

(a)                                 Determination of Unforeseeable Emergency.  Whether a Participant is faced with an Unforeseeable Emergency permitting a payment under this Section 6.4 is to be determined based on the relevant facts and circumstances of each case, but, in any case, a payment on account of an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan.  Payments because of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the payment).

Determinations of amounts reasonably necessary to satisfy the emergency need must take into account any additional compensation that is available if the Plan provides for cancellation of a Deferral Election upon a payment due to an Unforeseeable Emergency.  However, the determination of amounts reasonably necessary to satisfy the emergency need is not required to take into account any additional compensation that is available from a qualified plan of the Company as defined in Section 409A of the Code (including any amount available by obtaining a loan under such plan), or that due to the Unforeseeable Emergency is available under another nonqualified deferred compensation plan but has not actually been paid (including a plan that would provide for deferred compensation except due to the application of the effective date provisions of Section 409A of the Code).

(b)                                 Payment of Account.  Payment shall be made within thirty (30) days following the determination by the Committee that a withdrawal will be permitted under this Section 6.4.

6.5.                            Discretionary Acceleration of Payments.  To the extent permitted by Section 409A of the Code, the Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan as provided in this Section.  The provisions of this Section are intended to comply with the exception to accelerated payments under Treasury Regulation Section 1.409A-3(j) and shall be interpreted and administered accordingly.

(a)                                 Domestic Relations Orders.  The Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

(b)                                 Conflicts of Interest.  The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent necessary for any Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government.  Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his or her position in which the Participant would otherwise not be able to participate under an applicable rule).

(c)                                  Employment Taxes.  The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a), and 3121(v)(2) of the Code, or the Railroad Retirement Act (RRTA) tax imposed under Sections 3201, 3211, 3231(e)(1), and 3231(e)(8) of the Code, where applicable, on compensation deferred under the Plan (the FICA or RRTA amount). Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment, to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA or RRTA amount, and to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 of the Code wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the FICA or RRTA amount, and the income tax withholding related to such FICA or RRTA amount.

(d)                                 Limited Cash-Outs.  Subject to Section 6.2, the Committee may, in its sole discretion, require a mandatory lump sum payment of amounts deferred under the Plan that do not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, provided that the payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Section 409A of the Code.

(e)                                  Payment Upon Income Inclusion Under Section 409A.  Subject to Section 6.2, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan at any time the Plan fails to meet the requirements of Section 409A of the Code. The payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code.

(f)                                   Payment of State, Local, or Foreign Taxes. Subject to Section 6.2, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to reflect payment of state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the participant (the state, local, or foreign tax amount). Such payment may not exceed the amount of such taxes due as a result of participation in the Plan.  The payment may be made in the form of withholding pursuant to provisions of applicable state, local, or foreign law or by payment directly to the participant.  Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the income tax at source on wages imposed under Section 3401 of the Code as a result of such payment and to pay the additional income tax at source on wages imposed under Section 3401 of the Code attributable to such additional wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the state, local, and foreign tax amount, and the income tax withholding related to such state, local, and foreign tax amount.

(g)                                  Certain Offsets.  Subject to Section 6.2, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as satisfaction of a debt of the Participant to the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code), where such debt is incurred in the ordinary course of the service relationship between the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) and the Participant, the entire amount of reduction in any of the taxable years of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

(h)                                 Bona Fide Disputes as to a Right to a Payment.  Subject to Section 6.2, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan where such payments occur as part of a settlement between the Participant and the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) of an arm’s length, bona fide dispute as to the Participant’s right to the deferred amount.

(i)                                     Plan Terminations and Liquidations.  Subject to Section 6.2, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as provided in Section 8.2 hereof.

(j)                                    Other Events and Conditions.  Subject to Section 6.2, a payment may be accelerated upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

Except as otherwise specifically provided in this Plan, including but not limited to Section 3.5(b), Section 6.1(c), this Section 6.6 and Section 8.2, the Committee may not accelerate the time or schedule of any payment or amount scheduled to be paid under the Plan within the meaning of Section 409A of the Code.

6.6.                            Delay of Payments.  To the extent permitted under Section 409A of the Code, the Committee may, in its sole discretion, delay payment under any of the following circumstances, provided that the Committee treats all payments to similarly situated Participants on a reasonably consistent basis:

(a)                                 Federal Securities Laws or Other Applicable Law.  A payment may be delayed where the Committee reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided that the delayed payment is made at the earliest date at which the Committee reasonably anticipates that the making of the payment will not cause such violation.  For purposes of the preceding sentence, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

(b)                                 Other Events and Conditions.  A payment may be delayed upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

6.7.                            Actual Date of Payment.  To the extent permitted by Section 409A of the Code, the Company may delay making payment in the event that it is not administratively possible to make payment on the date (or within the periods) specified in this Article VI or the making of the payment would jeopardize the ability of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) to continue as a going concern, and in such case, the payment will be treated as made upon the date specified in the Plan if the payment is made during the first calendar year in which the making of the payment would not have such negative economic effect.  Notwithstanding the foregoing, payment must be made no later than the latest possible date permitted under Section 409A of the Code.

6.8.                            Discharge of Obligations.  The payment to a Participant or his Beneficiary of his Sub-Account in a single lump sum or the number of installments elected by the Participant pursuant to this Article VI shall discharge all obligations of the Affiliated Group to such Participant or Beneficiary under the Plan with respect to that Sub-Account.

ARTICLE VII
ADMINISTRATION

7.1.                            General.  The Company (or its designee) shall be responsible for the general administration of the Plan and for carrying out the provisions hereof.  In general, the Committee shall have the full power, discretion and authority to carry out the provisions of the Plan; in particular, the Committee shall have full discretion to (a) interpret all provisions of the Plan, (b) resolve all questions relating to eligibility for participation in the Plan and the amount in the Account of any Participant and all questions pertaining to claims for benefits and procedures for claim review, (c) resolve all other questions arising under the Plan, including any factual questions and questions of construction, (d) determine all claims for benefits, and (e) take such further action as the Company shall deem advisable in the administration of the Plan.  The actions taken and the decisions made by the Committee (or its designee) hereunder shall be final, conclusive, and binding on all persons, including the Company, its shareholders, the other members of the Affiliated Group, employees, Participants, and their estates and Beneficiaries.

7.2.                            Compliance with Section 409A of the Code.

(a)                                 It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the imputation of any additional tax, penalty or interest under Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Participants or Beneficiaries. This Plan shall be construed, administered, and governed in a manner that effects such intent.

(b)                                 Although the Committee shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of deferrals under this Plan is not warranted or guaranteed.  Neither the Company, the other members of the

Affiliated Group, their respective directors, officers, employees and advisors, the Board, nor the Committee (nor its designee) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan.

(c)                                  Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.  For purposes of the Plan, the phrase “permitted by Section 409A of the Code,” or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code.

7.3.                            Claims Procedure.  If a Participant or his Beneficiary, as the case may be, disagrees with a decision made regarding his Account or payment from his Account, the Participant or his Beneficiary, as the case may be, should outline his claim in a letter and submit it to the Committee.  A claim must be signed by the Participant, the Participant’s Beneficiary, or the Participant’s authorized representative (the “Claimant”).  In the event that a Claimant’s claim is wholly or in part denied by the Committee (or its designee), the Committee (or its designee) will provide written notice of the denial within 90 calendar days (or within 180 days if special circumstances exist) after it received the claim.  This notice will state, in a manner designed to be understood by the Claimant, the following:

The specific reason or reasons for the denial of the claim;

Specific reference to the Plan provision(s) on which the denial is based;

A description of any additional material or information that the Claimant may need to perfect the claim with an explanation as to why such material or information is necessary;

A statement that the Claimant has the right, upon request and free of charge, to review and obtain copies of records and documents relating to his claim which are held by the Company (or its designee); and

an explanation of the appeal right and procedure described in the next paragraph, including timelines and a statement of the Claimant’s right to file suit under ERISA §502(a) if the Claimant’s claim is denied on review.

If a Claimant’s claim is denied, wholly or in part, the Claimant has the right of an appeal to the Committee for review of the denial.  The following provisions apply to such right of appeal.

•                                          The request for review must be filed with the Committee within 60 calendar days following the Claimant’s receipt of written notice of denial of the claim.

•                                          The request must be in writing from the Claimant and must state the specific portions of the claim denial that the Committee is asked to review.

•                                          The Claimant has the right, upon request and free of charge, to review and obtain copies of records and documents relating to the Claimant’s claim that are held by the Committee (or its designee).

•                                          The Claimant may submit issues, arguments, and other comments in writing to the Committee with any documentary evidence in support of his claim.

•                                          The Committee’s review will take into account all information submitted by the Claimant, without regard to whether the information was submitted or considered in the initial benefit determination.

•                                          Written notice of the Committee’s decision will be given to the Claimant within 60 calendar days of receipt of the Claimant’s request for review (or within 120 calendar days if special circumstances exist).  This notice will state specific reasons for the decision, including specific reference to the Plan provision(s) on which the decision is based in language designed to be understood by the Claimant.  It will also include a statement that the Claimant is entitled to receive, free of charge and upon request, copies of documents and other information relevant to his claim, and that the Claimant has the right to bring a civil action under ERISA §502(a) if the Committee’s decision on review is adverse to the Claimant.

No lawsuit by a Claimant may be filed prior to exhausting the Plan’s administrate appeal process.  Any lawsuit must be filed no later than the earlier of one year after the Claimant’s claim for benefit was denied or the date the cause of action first arose.

ARTICLE VIII
AMENDMENT AND TERMINATION

8.1.                            Amendment.  The Company reserves the right to amend, terminate or freeze the Plan, in whole or in part, at any time by action of the Board or the Compensation Committee of the Board.  Moreover, the Committee may amend the Plan at any time in its sole discretion to the extent it determines such amendment is advisable to comply with the requirements of Section 409A of the Code or other applicable law or to implement administrative or other ministerial changes to the Plan; provided, however, that such amendments, in the aggregate, may not materially increase the benefit costs of the Plan to the Company.  In no event shall any such action by the Board or Committee adversely affect any Participant or Beneficiary who has an Account, or result in any change in the timing or manner of payment of the amount of any Account (except as otherwise permitted under the Plan), without the consent of the Participant or Beneficiary, unless the Board or the Committee, as the case may be, determines in good faith that such action is necessary to ensure compliance with Section 409A of the Code.  To the extent permitted by Section 409A of the Code, the Committee may, in its sole discretion, modify the rules applicable to Payment Elections and Subsequent Payment Elections to the extent necessary to satisfy the requirements of the Uniformed Service Employment and Reemployment Rights Act of 1994, as amended, 38 U.S.C. 4301-4334.

8.2.                            Payments Upon Termination of Plan.  In the event that the Plan is terminated, the amounts allocated to a Participant’s Sub-Accounts shall be paid to the Participant or his Beneficiary on the dates on which the Participant or his Beneficiary would otherwise receive payments hereunder without regard to the termination of the Plan.  Notwithstanding the preceding sentence, and subject to Section 6.2:

(a)                                 Liquidation; Bankruptcy.  The Board shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant’s entire Account to the Participant or, if applicable, his Beneficiary within twelve (12) months of a corporate dissolution taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. 503(b)(1)(A), provided that the amounts are included in the Participant’s gross income in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received):  (i) the calendar year in which the Plan termination and liquidation occurs; (ii) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture as defined under Section 409A of the Code; or (iii) the first calendar year in which the payment is administratively practicable.

(b)                                 Change in Control.  The Board shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant’s entire Account to the Participant or, if applicable, his Beneficiary pursuant to an irrevocable action taken by the Board within the 30 days preceding or the 12 months following a Change in Control, provided that this paragraph will only apply if all agreements, methods, programs, and other arrangements sponsored by the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) immediately after the time of the Change in Control event with respect to which deferrals of compensation are treated as having been deferred under a single plan under Section 409A of the Code are terminated and paid with respect to each Participant that experienced the Change in Control event, so that under the terms of the termination and payment all such Participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs, and other arrangements within 12 months of the date the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs, and other arrangements.

(c)                                  Discretionary Terminations.  The Board shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant’s entire Account to the Participant or, if applicable, his Beneficiary, provided that: (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code); (ii) the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) that would be aggregated with any terminated and liquidated agreements, methods, programs, and other arrangements under Section 409A of the Code if the same Participant had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated; (iii) no payments in liquidation of the Plan are made within 12 months of the date the Board takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred; (iv)

all payments are made within 24 months of the date the Board takes all necessary action to irrevocably terminate and liquidate the Plan; and (v) the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) does not adopt a new plan that would be aggregated with any terminated and liquidated plan under Section 409A of the Code if the same Participant participated in both plans, at any time within three years following the date the Board takes all necessary action to irrevocably terminate and liquidate the Plan.

(d)                                 Other Events.  The Board shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant’s entire Account to the Participant or, if applicable, his Beneficiary upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

ARTICLE IX
MISCELLANEOUS

9.1.                            Non-alienation of Deferred Compensation.  Except as permitted by the Plan, no right or interest under the Plan of any Participant or Beneficiary shall, without the written consent of the Company, be (i) assignable or transferable in any manner, (ii) subject to alienation, anticipation, sale, pledge, encumbrance, attachment, garnishment or other legal process or (iii) in any manner liable for or subject to the debts or liabilities of the Participant or Beneficiary.  Notwithstanding the foregoing, to the extent permitted by Section 409A of the Code and subject to Section 6.5(a) hereof, the Committee shall honor a judgment, order or decree from a state domestic relations court which requires the payment of part or all of a Participant’s or Beneficiary’s interest under this Plan to an “alternate payee” as defined in Section 414(p) of the Code.

9.2.                            Participation by Employees of Affiliated Group Members.  Any member of the Affiliated Group may, by action of its board of directors or equivalent governing body and with the consent of the Company’s Board of Directors, adopt the Plan; provided that the Company’s Board of Directors may waive the requirement that such board of directors or equivalent governing body effect such adoption.  By its adoption of or participation in the Plan, the adopting member of the Affiliated Group shall be deemed to appoint the Company its exclusive agent to exercise on its behalf all of the power and authority conferred by the Plan upon the Company and accept the delegation to the Committee of all the power and authority conferred upon it by the Plan. The authority of the Company to act as such agent shall continue until the Plan is terminated as to the participating affiliate.  An Eligible Employee who is employed by a member of the Affiliated Group and who elects to participate in the Plan shall participate on the same basis as an Eligible Employee of the Company.

9.3.                            Interest of Participant.

(a)                                 The obligation of the Company and any other participating member of the Affiliated Group under the Plan to make payment of amounts reflected in an Account merely constitutes the unsecured promise of the Company (or, if applicable, the participating members of the Affiliated Group) to make payments from their general assets and no Participant or Beneficiary shall have any interest in, or a lien or prior claim upon, any property of the Affiliated

Group.  Nothing in the Plan shall be construed as guaranteeing future employment to Eligible Employees.  It is the intention of the Affiliated Group that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA.  The Company may create a trust to hold funds to be used in payment of its and the Affiliated Group’s obligations under the Plan, and may fund such trust; provided, however, that any funds contained therein shall remain liable for the claims of the general creditors of the Company and the other participating members of the Affiliated Group.

(b)                                 In the event that, in the sole discretion of the Committee, the Company and/or the other members of the Affiliated Group purchases an insurance policy or policies insuring the life of any Participant (or any other property) to allow the Company and/or the other members of the Affiliated Group to recover the cost of providing the benefits, in whole or in part, hereunder, neither the Participants nor their Beneficiaries or other distributees shall have nor acquire any rights whatsoever therein or in the proceeds therefrom.  The Company and/or the other members of the Affiliated Group shall be the sole owner and beneficiary of any such policy or policies and, as such, shall possess and may exercise all incidents of ownership therein.  A Participant’s participation in the underwriting or other steps necessary to acquire such policy or policies may be required by the Company and, if required, shall not be a suggestion of any beneficial interest in such policy or policies to such Participant or any other person.

9.4.                            Claims of Other Persons.  The provisions of the Plan shall in no event be construed as giving any other person, firm or corporation any legal or equitable right as against the Affiliated Group or the officers, employees or directors of the Affiliated Group, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

9.5.                            Severability.  The invalidity and unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted.

9.6.                            Governing Law.  Except to the extent preempted by federal law, the provisions of the Plan shall be governed and construed in accordance with the laws of the State of Delaware.

9.7.                            Relationship to Other Plans.  The Plan is intended to serve the purposes of and to be consistent with any incentive compensation plan approved by the Committee for purposes of the Plan.

9.8.                            Successors.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume this Plan.  This Plan shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Plan), and the heirs, beneficiaries, executors and administrators of each Participant.

9.9.                            Withholding of Taxes.  Subject to Section 6.5, to the extent required by the law in effect at the time payments are made, the Affiliated Group may withhold or cause to be withheld from any amounts deferred or payable under the Plan all Federal, state, local and other taxes as shall be legally required.  The Affiliated Group shall have the right in its sole discretion to (i) require a Participant to pay or provide for payment of the amount of any taxes that the Affiliated Group may be required to withhold with respect to amounts that the Company credits to a Participant’s Account or (ii) deduct from any amount of salary, bonus, incentive compensation or other payment otherwise payable in cash to the Participant the amount of any taxes that the Company may be required to withhold with respect to amounts that the Company credits to a Participant’s Account.

9.10.                     Electronic or Other Media.  Notwithstanding any other provision of the Plan to the contrary, including any provision that requires the use of a written instrument, the Committee may establish procedures for the use of electronic or other media in communications and transactions between the Plan or the Committee and Participants and Beneficiaries.  Electronic or other media may include, but are not limited to, e-mail, the Internet, intranet systems and automated telephonic response systems.

9.11.                     Headings; Interpretation.  Headings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.  Unless the context clearly requires otherwise, the masculine pronoun wherever used herein shall be construed to include the feminine pronoun.

9.12.                     Participants Deemed to Accept Plan.  By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Board, the Committee or the Company or the other members of the Affiliated Group, in any case in accordance with the terms and conditions of the Plan.

IN WITNESS WHEREOF, DigitalGlobe, Inc. has caused this instrument to be executed by its duly authorized officer on this 30th day of September, 2013.

By:	/s/ Daniel L. Jablonsky

Title:	SVP, General Counsel